Exhibit 99.1

Hou Houston, Texas USA Beijing, P.R. China Kunming, P.R. China Taiyuan City, P.R. China News Release: 2010-04

Far East Energy Announces $5 Million Registered Direct Offering

Houston, Texas – March 9, 2010 – Far East Energy Corporation (OTC BB: FEEC) announced today that it has entered into definitive agreements with certain institutional investors (the “Investors”) to sell in a registered direct offering an aggregate of approximately 11.66 million shares of its common stock at a price of $0.43 per share for aggregate gross proceeds of $5.01 million.  In addition, Far East will, at closing, issue to the Investors warrants, which will become exercisable after closing for a period of 5 years and will provide the holders the right to purchase up to an additional 4.66 million shares in the aggregate at an exercise price of $0.80 per share.  If fully exercised for cash, the warrants would result in additional gross proceeds to the company of approximately $3.73 million.

“We are very pleased to welcome new institutional investors to Far East,” noted Michael R. McElwrath, CEO of Far East.  “The participation of major institutional investors in this offering highlights the confidence the investor community has put in our business strategy and our future growth.  We look forward to closing this offering and having the capital we need to execute our business plan, including our Shouyang 1H Pilot Area drilling program,” added McElwrath.
The offering is made pursuant to the Form S-3 shelf registration statement filed by Far East with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 4, 2009.  A prospectus supplement related to the public offering will be filed with the SEC.  The offering is expected to close on or about March 11, 2010, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as Far East’s exclusive placement agent in connection with the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction or to any person  in which or to whom such offer, solicitation or sale would be unlawful.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

363 N. Sam Houston Parkway E., Suite 380  Houston, TX  77060  Telephone:  832-598-0470  Facsimile:  832-598-0479

Room 806-811, Floor 8, Tower A, Tian Yuan Gang Center C2, North Road, East Third Ring Road, Chaoyang District, Beijing, 100027  P.R. China
Telephone:  011-86-10-8441-7070         Facsimile:   011-86-10-8441-7685

Far East Energy Corporation
Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on coal-bed methane exploration and development in China.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties.  Actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the mentioned offering of securities may not be consummated; pipelines to carry our natural gas produced may not be constructed, or if constructed may not be timely, or their routes may differ from those anticipated; the pipeline and local distribution/CNG companies may decline to purchase or take our gas, or the timing of any definitive agreement may take longer than anticipated and the terms may not as advantageous as expected; the gas produced at our wells may not increase to commercially viable quantities or may decrease; we may have insufficient capital to fund our planned drilling or to develop the Shouyang field; the high permeability and high gas content may not be as widespread as anticipated; weather may significantly delay the planned drilling program; wells may be damaged or adversely impacted during the production process, resulting in decreases in the amount of gas produced, or that can be produced; certain  proposed transactions with Arrow Energy may not close on a timely basis or at all, including due to a failure to satisfy closing conditions or otherwise; the anticipated benefits to us of  transactions with Arrow may not be realized; the final amounts received by us from Arrow may be different than anticipated; Chinese Ministry of Commerce (MOFCOM) may not approve the extensions of the Qinnan Production Sharing Contract (Qinnan PSC) on a timely basis or at all; PetroChina or MOFCOM may require certain changes to the terms and conditions of the Qinnan PSC in conjunction with their approval of any extension; our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of coal-bed methane; expropriation and other risks associated with foreign operations; disruptions in capital markets effecting fundraising; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K for 2008 and subsequent filings with the SEC.

Contacts:

David Nahmias - 901-218-7770	Bruce Huff – 832-598-0470
Far East Energy Corporation	Far East Energy Corporation
dnahmias@fareastenergy.com	bhuff@fareastenergy.com

Catherine Gay – 832-598-0470
Far East Energy Corporation
cgay@fareastenergy.com

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